Exhibit 99

FOR IMMEDIATE RELEASE Brandt Farias (808) 525-6112 (brandt.farias@fhb.com)	CONTACT: Roberta Wong (415) 399-8220 (roberta.wong@bankofthewest.com) John Stafford (415) 765-4850 (john.stafford@bankofthewest.com)
BancWest Posts Earnings of $156.1 Million, Up 21.6% From Fourth Quarter of 2004
     (Honolulu and San Francisco, January 19, 2006) — BancWest Corporation, parent company of Bank of the West and First Hawaiian Bank, today reported net income of $156.1 million for the fourth quarter of 2005, up 21.6% from the same quarter of 2004. For the full year of 2005, net income was $590.4 million, up 24.7% from 2004.
     Net income for the fourth quarters of 2005 and 2004 included after-tax restructuring and integration expenses of $8.0 million and $4.5 million respectively. Excluding these expenses, which were related to acquisitions, net income would have increased 23.5% for the fourth quarter from the same period in 2004. Net income for the full year included after-tax restructuring and integration expenses of $13.3 million and $9.5 million for 2005 and 2004 respectively. Excluding the impact of acquisition-related expenses, net income would have increased 25.0% on a year over year basis.
     “We are very pleased with BancWest’s strong performance in 2005,” said Don J. McGrath, President and Chief Executive Officer of BancWest. “The improvement is a result of our successful acquisition strategy and solid internal growth in both our Bank of the West and First Hawaiian Bank subsidiaries. In particular, First Hawaiian Bank, led by President and CEO Don Horner and his team, performed extraordinarily well in both the fourth quarter and for the year overall.”
     On December 2, 2005, Bank of the West, a subsidiary of BancWest, completed its $1.3 billion acquisition of Commercial Federal Corporation in Omaha, Nebraska, paying $34 in cash for each Commercial Federal share plus a 50-cent per share closing dividend. As of September 30, 2005, Commercial Federal Bank had total assets of $10.2 billion, deposits of $6.1 billion and loans of $7.9 billion.
     As a result of the merger, the Bank of the West “Bear” brand was introduced to 204 former banking locations of Commercial Federal Bank, expanding operations into three new states as well as adding significant market share in four other states.

(more)

BancWest Posts Earnings of $156.1 Million,
Up 21.6% from Fourth Quarter of 2004

“Our acquisition of Commercial Federal has significantly enlarged BancWest’s branch network, expanding our company into three new markets — Kansas, Oklahoma and Missouri — while strengthening our presence in Arizona, Colorado, Nebraska, and Iowa,” said McGrath.
BancWest is now the third largest bank holding company headquartered in the Western United States, with $66.3 billion in assets and 742 branches in 20 Western and Midwestern states, Guam and Saipan.
BancWest Fourth Quarter Results:
Assets, loans, deposits. BancWest had total assets of $66.3 billion at December 31, 2005, up 32.5% from a year earlier. Loans and leases totaled $43.7 billion, up 33.7%. Deposits were $42.4 billion, up 26.1%. The increases were due both to the acquisition completed in the fourth quarter and internal organic growth.
Credit quality. BancWest’s nonperforming assets were 0.51% of loans and foreclosed properties at December 31, 2005, a change from the 0.45% a year earlier.
Loan loss reserve. Consistent with the stability in credit quality, BancWest’s allowance for credit losses was 1.12% of total loans and leases at December 31, 2005, a reduction from 1.33% a year earlier.
Net interest income for the quarter was $432.1 million, up 14.2% from the fourth quarter of 2004.
The net interest margin was 3.51% compared with 3.84% for the same quarter a year ago.
Noninterest income, at $140.9 million, increased 21.3% from the fourth quarter of 2004.
Noninterest expense was $317.9 million for the quarter, up 14.4% from the same quarter a year ago, due largely to the acquisitions. Excluding $13.5 million and $7.6 million of pretax restructuring and integration expense in the respective fourth quarters of 2005 and 2004, noninterest expense increased 12.6%.
About BancWest:
BancWest Corporation ( www.bancwestcorp.com ) is a financial holding company with assets of more than $66 billion. It is a wholly owned subsidiary of BNP Paribas ( www.bnpparibas.com ), an international financial services group. BancWest is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (681 banking locations in California, Arizona, Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Nebraska, New Mexico, Nevada, North Dakota, Oklahoma, Oregon, South Dakota, Utah, Washington State, Wisconsin and Wyoming) and First Hawaiian Bank (61 branches in Hawaii, Guam and Saipan).
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